Exhibit 10.16

Service Provider Agreement

That was written and signed on the 8th day of the month of November year 2015

By and between

L. & S. Light and Strong Ltd.

Co. no. 514030741

Ha- Adom St. Industrial Zone Kanot, P.O. Box 7042

Gadera 707000

(hereinafter: the “Company”)

Of the first part;

And

Yehuda Yaavetz – Chen, identity Certificate no. 067671149

Of 16 Nesher St. Caesarea 30899

(hereinafter: the “Service Provider”)

Of the second part;

Whereas	the Company is a private company that was incorporated in Israel and that specializes in the manufacture of products from composite materials;

And whereas:	the Company wishes to employ the Service Provider as a director in the Company in a manner and under the terms as set forth in this agreement hereafter and the Service Provider agrees to this;

And whereas:	according to the Companies Law, 5759 – 1999 (hereinafter: the “Companies Law”) the payment in consideration for the services that shall be paid to the Service Provider by the Company is subject to the approvals of the authorized organs in the Company: the board of directors of the Company and the general meeting of the shareholders which have not yet been received at the time of signing this agreement;

And whereas:	the parties wish to regulate their relationship and to put in in writing, all as set forth in this agreement hereafter;

Therefore, it has been stipulated, declared and agreed between the parties as follows:

1.	Introduction

1.1.	The preamble of this agreement and the parties’ declarations in it constitute an integral part of it.

1.2.	The titles of the sections are for the purpose of convenience only and no weight shall be given to them in the interpretation of this agreement.

1.3.	The appendixes of this agreement constitute an integral part of this agreement and are part of its terms. In the event of a contradiction the provisions of the appendixes shall prevail over the agreement.

2.	The Contractual Engagement

2.1.	The Service Provider shall grant to the Company in the framework of the contractual engagement pertaining to this agreement his services as an active director in the Company (hereinafter: the “Services”).

2.2.	The services shall be given by the Service Provider being an independent contractor, and they shall be supplied by Mr. Yehuda Yavetz – Chen, identity certificate no. 067671149 who shall serve in his position as director in the Company (hereinafter the “Service Provider”).

2.3.	During the period of the contractual engagement (as defined in section 4.1 hereafter, the Service Provider shall invest his time and effort in fulfilling his job as an active director in the Company under a scope of services that is parallel to the scope of a fourth of a position.

2.4.	The Service Provider undertakes to fulfill his position in the Company faithfully and with dedication and to invest his time, efforts, experience and knowledge in the fulfillment of his position and in the advancement of the Company’s business subject to the policy of the Company, as it shall be from time to time and in accordance with the instructions that shall be given to him by the Company, in accordance with what is agreed in the framework of this agreement. The Service Provider shall not engage in other activities in a manner that shall prevent him from meeting his undertakings according to this agreement.

3.	Supervision of the Company

The services shall be given by the Service Provider to the Company and the Service Provider shall be subject in the framework of his position directly to the CEO of the Company and the board of directors of the Company.

4.	The Period of the Contractual Engagement

4.1.	The period of the contractual engagement according to this agreement shall begin on the date of signing this agreement and it shall continue as long as any of the parties has not notified of his wish to terminate the contractual engagement (hereinafter the “Period of the Contractual Engagement”).

4.2.	Notwithstanding the provisions in section 4.1 above, each of the parties of this agreement is entitled to terminate the period of the contractual engagement according to this agreement for any reason, provided that they gave an advance written notice of 2 months in advance to the other party and this shall not be considered as a breach of the agreement (hereinafter: “Advance Notice” and “Advance Notice Period”, respectively).

4.3.	In any event that one of the parties shall notify of the termination of the agreement as mentioned in section 4.2 above, the Service Provider shall continue to give services according to this agreement up to the end of the early notice period unless it is otherwise requested by the Company, provided that all of the consideration for the early notice period or the balance of the early notice period, respectively shall be paid to the Service Provider. During the period of the early notice, the Service Provider undertakes to do everything that he can in order to help the Company perform an organized transfer of the position to a person that shall be appointed for this on behalf of the Company.

4.4.	Notwithstanding the provisions in section 4.2 it is agreed between the parties that the Company is entitled to terminate the contractual engagement with the Service Provider, immediately, without any advance notice, in each of the following cases:

4.4.1.	The Service Provider has materially breached his undertakings according to this agreement.

4.4.2.	The Service Provider was convicted for performing a shameful criminal offense.

4.4.3.	The Service Provider has abused his position in the Company or has breached his fiduciary duty towards the Company;

4.4.4.	The Service Provider has entered into bankruptcy proceedings.

4.4.5.	The Service Provider has passed away and/or has lost his legal competency and/or has loss his ability to work for a period that exceeds 45 days.

4.5.	If the Service Provider’s work has ended or has been terminated for any reason, including but not only, in accordance with the aforesaid in this section, the Service Provider undertakes to return to the Company, to a place where the Company shall order him, immediately and without any delay, any written material and/or printed material and/or recorded material and/or typed material and/or any other information that he has in his possession.

4.6.	The Service Provider undertakes to refund to the Company any equipment and/or property that belongs to the Company and that is in his possession, when it is in proper condition as it was given to the Service Provider, except for natural wear and tear for the reasonable use of the property.

5.	Consideration and Benefits

5.1.	In consideration for providing the services and against fulfilling all of the undertakings of eh Service Provider in accordance with this agreement, the Company shall issue to the Service Provider 3% of the Company’s outstanding share capital as of the date of signing this agreement in other words, 1,831,586 options to purchase 1,831,586 ordinary shares of the Company without any par value, under the terms and in accordance with the current option plan of the Company, attached hereto as appendix A and in accordance with the option agreement that is attached hereto as appendix B.

5.2.	The issue of options shall be performed in accordance and subject to the approvals required according to the law.

5.3.	It is agreed by the parties that the consideration in section 5.1 above constitute full consideration for providing the services.

5.4.	It is further agreed between the parties that except for the consideration mentioned in this section 5, the Service Provider shall not be entitled to receive from the Company and/or from any third party any additional benefit and/or wages and/or remuneration of any type and kind for providing the services pertaining to this agreement.

6.	The Service Provider’s Undertakings

6.1.	Without derogating from the other provisions of this agreement the Service Provider confirms and declares as follows:

6.1.1.	That he has all the qualifications required for fulfilling his position in the framework of the services of the Service Provider.

6.1.2.	That he shall be entitled, during the period of the existence of this agreement, to grant services as a contractor to anyone provided that this shall not harm the performance of his undertakings according to this agreement.

6.1.3.	That he shall refuse to receive and he shall not receive any payment and/or any other benefit from any third party that has a direct connection or indirect connection with the services of the Service Provider which he performs for the Company, including from the Company’s customers and/or suppliers.

6.1.4.	That he shall grant the Service Provider services to the Company with maximum discretion, diligence and faith, using all of his abilities, experience, knowledge for the Company’s benefit and in favor of its promotion and avoidance of conflicts of interests.

6.1.5.	That he shall notify the Company, immediately and without any delay, of any matter and/or issue in respect to which he has a persona interest in and/or that could create a conflict of interests with providing the services to the Company.

6.1.6.	That he shall act according to the provisions of any law and statute regarding the services provided as mentioned in this agreement.

6.1.7.	That insofar as I am aware, he has no limitation that prevents him from providing the services to the Company in the framework of this agreement.

6.1.8.	That he has no criminal past and/or criminal record in the Israel Police and insofar as he is aware no lawsuit and/or case and/or police investigation is pending against him and there is no reason that such shall be instituted/ conducted against him.

6.2.	It is agreed between the parties that the rights of the Service Provider according to this agreement are personal rights and the Service Provider shall not be entitled to sell and/or transfer and/or assign etc… his rights and undertakings according to this agreement and/or any part of it, whether directly or indirectly, and in any form, to another and/or others, whether for consideration or not for consideration, and/or in any other form, unless this shall be agreed otherwise in advance and in writing by the Company, and this is subject to the provisions of any law including the convening of a shareholders meeting of the Company, insofar as there is a need to do so according to the law.

6.3.	The provisions in this section, and all of its sub- sections are material terms of this agreement.

7.	Conflicting Claims

7.1.	The Service Provider hereby declares that it is clear to him and agreed that the consideration set forth in section 5 above is based on his declarations in this section hereafter, regarding the representation that he created towards the Company and the basic assumption of this agreement that there is no employment relationship between the Service Provider and the Company.

7.2.	The Service Provider hereby declares that in the framework of the services provided by him in accordance with this agreement, no employment relationship exists or shall exist between him and the Company in any form or manner.

7.3.	It is fundamentally agreed that the monthly consideration set forth in section 5 of this agreement was determined taking into consideration the fact that the Service Provider is an independent contractor and that he is not an “employee of the Company”, and it is based on his statements in sections 7 and 8 hereafter, on the representation that he created towards the Company and the basic assumption of this agreement that there is no employment relationship between the Service Provider and the Company. Therefore it is agreed that the Company shall not have for the engagement or termination of engagement of the Service Provider as a director in the Company any additional expenses including, any social benefits (including annual vacation, convalescence pay, national insurance pay, remuneration, severance pay, supplementary study fund, holiday pay, reserve duty pay, maternity leave, car expenses etc…) so that the monthly consideration as mentioned is the full, comprehensive and exclusive costs that the Company shall have with respect to receiving the services of the service provide which he provides to the Company in the framework of this agreement as a self – employed contractor.

7.4.	The Service Provider hereby undertakes to indemnify the Company for any claim of any type or kind that shall be filed against the Company, with respect to the question of the existence of an employment relationship between the Service Provider and any of the employees of the private Company, whether the lawsuit is filed by the Service Provider and/or by his employee and/or by his substitute and/or their heirs according to law and whether by any third party.

7.5.	Therefore, the Service Provider agrees that in any event in which any rights are sued and/or demanded in any form from the Company in respect to the existence of an employment relationship and/or if it is ruled by a judicial instance and/or any other authority that there is an employment relationship between him and the Company, notwithstanding the provisions in this agreement, the effective salary for the purpose of any law or right in the law as an employee (including but not only, severance pay, vacation pay, convalescence pay, pension, advance notice pay etc…) shall be calculated on the basis of the amount that equals 70% of the monthly consideration set forth in section 5 above and the consideration shall be regarded as if it was agreed in this way from the beginning and the Service Provider shall refund to the Company the difference in the amount of 30% of the consideration with additional linkage differences and interest according to law, from the date of payment of each payment of consideration and up to the date of the actual refund.

The provisions in this section shall apply, whether a claim is raised regarding the existence of an employment relationship in any manner and/or if a claim is filed against the Company and/or against any other company that the Company is associated with, by the Service Provider and whether it is raised by an employee of the Service Provider and/or their substitutes and/or estates and/or heirs and/or any other third party that is connected to him and in this respect the Service Provider and/or his estate shall be regarded as obligated to pay such refund above, before any payment is paid to the Service Provider and/or his estate and/or his substitutes.

7.6.	The provisions above do not derogate from any other remedy or relief that are available to the Company according to this agreement and/or according to the law.

7.7.	The provisions in this section, and all of its sub- sections, is a fundamental terms of this agreement.

8.	The Status of the Service Provider

8.1.	Without derogating from the other provisions of this agreement, it is agreed by the parties that the Service Provider serves as a self – employed contractor for all intents and purposes and that no employment relationship exists or shall exist between the Service Provider and the Company in any form or manner.

8.2.	It is agreed by the parties that the Service Provider shall be solely responsible for his relationship with the tax authorities including – income tax, the national insurance institute and value added tax.

8.3.	It is agreed between the parties that the Service Provider shall himself bear payment of all the taxes and/or fees and/or governmental payments and/or other payments for conducting his business and inter alia, the payment of income tax, value added tax, national insurance pay, employers’ tax etc…

8.4.	It is hereby agreed and clarified that the Service Provider is a self-employed contractor for performing all of his undertakings according to this agreement, and that the contractual engagement with him as a self –employed contractor was made at his express demand. It is further clarified that an employer of the Service Provider shall not be considered an employee of the Company for any purpose, and no employment relationship shall exist between him and the Company.

8.5.	The provisions in this section, and all of its sub- section, is a fundamental term of this agreement.

9.	Condition Precedent

In accordance with the provisions of the Companies Law, this agreement becoming effective, including the payment of the monthly consideration and the issuing of the options are conditioned upon the approval of the following organs: (a) the approval of the board of directors of the Company; and (b) an approval of the general meeting of the Company’s shareholders by the majority required according to the Companies Law.

10.	Maintaining Secrecy; Non – Competition and Conflict of Interests

The Service Provider undertakes to sign the undertakings that include provisions regarding maintaining confidentiality and non – competition in the wording attached as appendix C of this agreement, and he shall undertake towards the Company that:

10.1.	The Service Provider undertakes to keep completely confidential any data and/or document and/or knowledge and/or information concerning the providing of the services to the Company and/or the Company’s business activities. The Service Provider is aware that any such information that is not public domain constitutes property that belongs to the Company. The aforesaid shall not apply to information that is public domain provided that it did not reach the public domain as a result of an action or omission of the Service Provider and/or anyone on his behalf. The aforesaid does not derogate from the authority of the Service Provider to use the information, including giving it to third parties, in the framework and for fulfilling his position as CEO of the Company and performing his work in it and to the same extent that this shall be required.

The provisions of this section shall apply to the Service Provider without any time limit (and even after the end or cancelation of this agreement for any reason), however, they shall not apply or they shall cease to apply, respectively, regarding information as mentioned that is public domain at the time this agreement comes into force or that it shall become public domain not due to an action or omission of the Service Provider.

10.2.	The Service Provider undertakes not to be in a position of a conflict of interests between his various businesses and the service that is given by him to the Company. In any event that there shall be a concern of the existence of a conflict of interests, the Service Provider undertakes to notify this to the Company in advance and to receive its written approval to act as set forth above.

10.3.	During the period of the agreement and for an additional period of 12 months after its end (for any reason that will cause the termination of the agreement) the Service Provider shall not engage and shall not grant services directly or indirectly, including not by a corporation in which he shall have a financial interest, in activities competing with the Company’s activities and in the Company’s fields of business.

10.4.	For the sake of avoiding doubt, it is clarified that the passing of the period of 12 months as mentioned in section 10.3 above shall not be construed as such that derogates from the undertakings to maintain confidentiality as mentioned above, and in appendix C, that will continue to remain in force during the period mentioned in section 10.1 above.

10.5.	The undertakings of the Service Provider according to this section and according to appendix C, are fundamental undertakings in this agreement.

11.	Intellectual Property

11.1.	Plans, opinions, ideas, trademarks, patents and intellectual property rights etc… that shall be developed and/or prepared by the Service Provider for the Company and/or any of its customers, shall be, at all times, the exclusive property of the Company and the Service Provider shall not be entitled to any payment and/or remuneration and/or compensation for each of those.

11.2.	Without derogating from the Service Providers other undertakings, the Service Provider hereby undertakes to give all the documentation to the Company that he shall have regarding providing the services by him to the Company, including but not only, the original plans, the source software and all the documents, the information, the databases, the explanations and any other information, whether in writing or in a digital form and/or analogical form and whether verbal and in any other manner according to the provisions of this agreement, at any time that shall be demanded and immediately when demanded.

11.3.	The Company is entitled at all times, according to its absolute sole discretion, to use the material or any information, document, software, database, plans etc… and other details that were given by the Service Provider and the Company is entitled to publish and/or deliver material, all or in part, to whoever it shall see fit, according to its exclusive discretion, in any manner and this is without the need to receive any consent from the Service Provider.

11.4.	The Service Provider undertakes not to transfer and/or deliver any information, document, object etc… that according to their nature, are not public domain, that have reached the Service Provider as a result and/or with respect to providing the services of the Service Provider, to any third party and/or to the public and this is including any part of them and/or any right according to them and/or any benefit.

12.	Professional Liability and Claims

12.1.	The Service Provider fundamentally undertakes to inform the Company in writing and immediately upon the occurrence of an event that in which there is a concern that a claim shall be filed as a result of it against the Service Provider and/or the Company for negligence and/or an omission and/or action in the framework of providing the services to the Company.

12.2.	In addition the Service Provider undertakes to inform the Company in writing of any claim and/or demand and/or letter and/or complaint that shall be filed against him following his engagement as a Service Provider immediately and without delay. In such notice the Service Provider shall set forth all the details of the event and he shall furnish to the Company all the relevant documents all so that the Company may consider the continuation of receiving services form the Service Provider in light of the event.

13.	Miscellaneous

13.1.	This agreement includes everything that has been agreed upon between the Service Provider and the Company. Upon signing this agreement all the agreements, understandings and letters of undertaking that were exchanged between the parties before its signing, if existing – are null and void.

13.2.	Each party shall pay his costs for preparing this agreement.

13.3.	The provisions of the agreements and arrangements that apply to the Company’s employees and the terms of employment of the Company’s salary paid employees and the terms that apply to other contractors in the Company (if and insofar as existing) shall not apply to the relationship between the Company and the Service Provider.

13.4.	It is expressly agreed that the account books and records of the Company shall constitute prima facie evidence of the truth of that registration for all intents and purposes or a transaction or account registered in them.

13.5.	No conduct of any of the parties shall be considered as a waiver of any of his rights according to this agreement and/or according to any law or as a waiver and consent on his part to any breach or non- performance of any terms of this agreement by the other party or as giving a deferral, extension or as a change, cancellation or addition of any term, unless they were expressly made in writing.

13.6.	Any change, cancellation, addition or amendment to this agreement shall be made in writing and shall obligate only after the signature of both parties.

13.7.	The competent court in the city of Tel Aviv is hereby granted exclusive jurisdiction to hear any dispute that shall occur between the parties with respect to this agreement and/or upon granting the services of the Service Provider according to this agreement.

14.	Addresses and Notices

14.1.	The addresses of the parties for the purpose of this agreement are as set forth in the preamble of this agreement or any other address of any of the parties which he shall notify of in writing to all the other parties.

14.2.	Any notice that shall be sent by one party to the other, shall be sent in writing by facsimile, and in addition, in writing by registered mail according to the addresses that appear in the preamble of this agreement and/or by personal delivery. A notice that was delivered by post shall be considered as if it was received within 72 hours after it was sent by registered mail in a post office in Israel. A notice that was personally delivered shall be considered as having been received immediately upon its delivery. With respect to this section Saturdays and Jewish holidays shall not be included in the count of days.

And in witness whereof the parties have signed:

( - )
_____________________________________	________________________________
The Company	The Service Provider

Appendix B

Attn.	___ in ______________ 2015

L. & S. Light and Strong

(hereinafter: the “Company”)

Dear sirs,

Re: Non – Disclosure Undertaking

Following my contractual engagement with the Company in an agreement to provide services of the ___________ (hereinafter: the “Agreement”) in which I was exposed in the past and I shall be exposed in the future to information regarding the Company, including secret information, as defined hereafter. Therefore since you wish to ensure that this secret information shall not be disclosed to any third party, except to my employees and/or others acting by my virtue and/or on my behalf (hereinafter: “Third Party”) and will not serve for any other purpose except for providing the services to the Company (as defined in this agreement), I therefore undertake towards you as follows:

“Secret Information” – any information that is associated with the Company and its activities that was transferred and/or shall be transferred to us whether in writing or verbally, and any material, knowledge or any other information with respect to the Company (hereinafter jointly referred to as the “Information”) provided that the information reached us and/or anyone on our behalf from the Company and/or anyone on its behalf, whether verbally or in writing, all except for information that is public domain or information that has become public domain or that was known to us before it was given to us by the Company or anyone on its behalf or that reached us or that shall reach us from third parties, not while breaching our undertaking towards you according to the undertaking.

2.	To keep completely secret and not to deliver, disclose, publish or describe, to any third party, the secret information, all or in part, whether directly or indirectly, except if I shall receive your prior written approval, to do so, under the terms you shall stipulate.

3.	To keep secret the actual existence of the secret information, except as required according to law and in coordination with you.

4.	Not to perform by myself or not to allow a third party to copy the secret information, to photograph it, to copy it, to print it or to make any use of it in any form unless we have received from you express prior written permission to do so.

5.	Without derogating from the generality of the aforesaid I undertake not to give, disclose, publish or describe, without your prior written consent, the secret information to any third party, except to my employees and/or those acting by my virtue and/or on my behalf, and the secret information is required by them for the purpose for which the secret information was given to us, as mentioned above, and provided that they shall expressly undertaking in writing and in advance to keep complete secrecy of the secret information, in accordance with the statements in this letter of mine.

For the sake of avoiding doubt, it is emphasized that the failure to fulfill these conditions by any of my employees and/or those acting by my virtue and/or on my behalf cannot release me from my obligations and duties according to this non- disclosure undertaking.

6.	To carefully keep the secret information secret, to take means of caution that are required in order to prevent the possibility that the secret information would leave my possession and reach a third party.

7.	Subject to the provisions of any law, if I will be required, according to any law, to give the secret information and/or any part of it, directly or indirectly, I will notify you of this immediately and in writing, if possible before delivering any information as mentioned, and if this is not possible according to law, as soon as possible after it is delivered. Furthermore, subject to the provisions of any law, I undertake that in these circumstances of the matter I will do to my best ability in order to leave you reasonable and sufficient time to defend yourself against such demand.

8.	You shall be entitled to sue any legal remedy against me, that is available to you according to any law, in the event of a breach of any of my undertakings mentioned above, whether by me or by anyone of my employees and/or those acting by my virtue and/or on my behalf, including a lawsuit for an injunction, mandatory order and order to collect information.

9.	I hereby declare that I am aware of the fact that you are giving me and/or shall give me the secret information based on my undertakings mentioned above and I undertake that these undertakings shall remain fully valid without any limit in time, unless such information has stopped being secret in the meantime which is not as a result of our breach of the provisions of this agreement.

10.	No waiver, delay, avoidance from action or giving an extension by you shall be construed in any circumstances as a waiver by you, jointly and/or separately of your rights according to this non- disclosure undertaking and according to any law, and they shall not prevent you from taking any legal steps and others that are required for exercising your rights.

11.	For the entire duration of my engagement, I undertake to refrain from any situation of a conflict of interests between my interests and the Company’s interests, in my actions with suppliers, customers, public authorities and any other person or body that engages or is interested to engage with the Company, and in the conducting of my personal affairs.

12.	Any change and/or deviation of any of the provisions of this non- disclosure undertaking shall not be valid, unless it was set forth in writing in advance and signed by the parties.

13.	In the event that I shall be required according to law to give the confidential information and/or any part of it, I undertake to notify you immediately in writing of this, so that you may consider taking appropriate legal proceedings and/or a waiver of the applicability of this document regarding the required information. If you shall not succeed in these proceedings, I undertake to give, as mentioned only that same part of the secret information that is required according to any law only, and to do my best in order to ascertain that the information shall be kept confidential.

14.	Without derogating from the aforesaid, I undertake that during my work in the Company and during the period of __________ months after the end of my work in the Company, not to persuade employees and/or other people engaged by the Company and/or customers and/or suppliers of the Company, to stop their contractual engagement with the Company, and not to employ or enter into a contractual engagement with any of the Company’s employees.

15.	I agree and confirm that all of the rights of any type and kind, whether proprietary rights or others, in ideas and/or work methods, and/or software and/or products and/or patents and/or developments and/or improvements and/or processes and/or techniques (jointly referred to as “inventions”) that I will develop during my work for the Company and/or that I will take part in and/or that I will be involved in their development shall belong to the Company alone, and I shall not have any rights in them, and I will be prohibited from making any use of them whether during the period of my work at the Company or after it. The aforesaid does not derogate from any other undertaking of mine towards the Company in these issues, if such exists. For the sake of avoiding doubt, I am hereby assigning to the Company or to whoever it shall order, any right, including moral right and financial right that I have or that I will have in the inventions.

16.	I confirm that the provisions of this undertaking of mine add to one another and do not derogate from one another, and they add to my obligations according to any law.

17.	I hereby confirm that I have read this undertaking carefully and I have understood its contents and the meaning of my undertakings according to it and I agree to accept these undertakings upon myself out of my free wish and out of recognition and undertaking that each of my undertakings above is at the basis of the contractual engagement of my Company with me, and that this is essential in order to protect the legitimate interests and the Company’s property.

Sincerely,

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__________________________

The Service Provider